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                                                                    EXHIBIT 99.1
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                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             COMPLETES ACQUISITION OF INTEREST IN 86,000 APARTMENT UNITS


DENVER, COLORADO, June 6, 1997 (NYSE: AIV)

Apartment Investment and Management Company ("AIMCO") announced today that it has completed the previously announced acquisition of general and limited partnership interests in 86,387 apartment units in 540 conventional and affordable apartment communities, a captive insurance company and other related assets for $54.8 million in cash (excluding legal and other closing costs) and warrants to purchase 399,999 shares of AIMCO common stock at an exercise price of $36 per share, from entities owned by Demeter Holdings Corporation ("Demeter"), and affiliate of Harvard Private Capital Group, Inc., Phemus Corporation, Capricorn Investors, L.P. ("Capricorn"), J. Roderick Heller, III, the Chairman, President and CEO of NHP Incorporated ("NHP") and NHP Partners Two LLC, a Delaware limited liability company. The majority of the apartment units are managed by NHP, the nation's second largest manager of apartment communities, managing 134,475 apartment units in 741 apartment communities at May 31, 1997. In May, a subsidiary of AIMCO acquired 51% of NHP's outstanding shares of common stock from Demeter and Capricorn. AIMCO has also entered into a merger agreement, pursuant to which NHP would merge with a wholly owned subsidiary of AIMCO, subject to, among other conditions, approval by the AIMCO stockholders and by the NHP stockholders other than AIMCO. NHP's shares of common stock are listed on the Nasdaq Stock Market under the symbol "NHPI."

AIMCO acquired general and certain limited partnership interests in various partnerships that own 11,078 apartment units in 34 conventional "Class A" and "Class B" apartment communities. Of the $54.8 million purchase price, AIMCO allocated approximately $24.5 million to the purchase of these interests. The properties are subject to approximately $460 million in debt. AIMCO expects to refinance approximately $220 million of this debt on a long-term, fixed rate, fully amortizing basis in accordance with AIMCO practices and policies.

AIMCO has also acquired general and limited partnership interests in partnerships that own 9,996 apartment units in 44 "Class C" apartment communities to which AIMCO has allocated $13.0 million of the $54.8 million purchase price. The properties are subject to approximately $152 million in debt. In connection with the acquisition of 51% of the NHP common stock, AIMCO acquired an interest in 2,905 apartment units in 12 apartment communities which have a carrying value on NHP's books of approximately $13 million. AIMCO expects to contribute its interest in these 12,091 units to an unconsolidated partnership.


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AIMCO has also acquired general and limited partnership interests in partnerships that own 50,309 affordable housing units and 15,004 "Class C" apartment units in 462 affordable and conventional apartment communities, an off-shore captive insurance company and other assets to which AIMCO has allocated $17.3 million of the $54.8 million purchase price.

AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 8 regional and local offices, which holds a geographically diversified portfolio of apartment communities, primarily serving the middle market. As of June 3, 1997, AIMCO owned or controlled 35,788 apartment units in 130 apartment communities, held an equity interest in 78,214 apartment units in 518 apartment communities and, with its controlling interest in NHP, managed 58,364 apartment units for third parties and affiliates in 288 apartment communities, bringing the total managed portfolio to 172,366 apartment units in 936 apartment communities located in 40 states, the District of Columbia and Puerto Rico.



Contact:
Peter Kompaniez, Vice Chairman (909) 336-4821

Leeann Morein, Senior Vice President (303) 757-8101

E-Mail:  investor@po-admin. ccmail.compuserve.com